Exhibit 10.1

February 28, 2019

[INSERT]

Dear [INSERT]:

This letter restates the terms and conditions of your employment with the Company as [INSERT TITLE]. This letter supersedes any prior employment agreements or representations related to the terms of your employment, whether oral or written, including but not limited to your [INSERT DATE] Employment Agreement, except that any restrictive covenant, confidentiality or intellectual property obligations that you have to the Company will survive and not be superseded, including without limitation, those set forth in the Company’s policies. This letter agreement (the “Agreement”) may be modified only by written agreement between you and the Company.

1. Compensation Package:

a.	Base Salary: Base salary at a semi-monthly rate of $[INSERT] (USD) ($[INSERT] annually] payable in accordance with the Company’s standard payroll practices.

b.

Bonus: Participation in our Annual Incentive Plan (“AIP”) according to its terms, as amended from time to time at the sole discretion of the Company. Initially, your target annual bonus will be [INSERT]% of your base salary, but will be payable in this amount only if all Company, Business Unit, and individual performance targets are met.

c.

Equity: You are eligible to receive equity grants at amounts that are similar to other employees at your level in the organization. Initially, we expect the grant date value of your annual equity grants to average [INSERT]% of your base salary. Your next eligibility for an annual equity grant will be Q1 201[_], when grants are made to all eligible employees in the Company.

2. Benefits:

a.	Vacation: You are eligible for [INSERT] days of annual vacation plus time for sick occurrences. Vacation days will be pro-rated for the number of months remaining in the calendar year.

b.

Benefits: You will continue to participate in the employee benefit plans and programs generally applicable to Company employees. Please note that the Company has the continuing right to make changes to (including the cessation of) these plans and programs at any time.

c.

Car Allowance: You will receive a car allowance in the amount of $1,400 per month, provided that the Company has the continuing right to make changes to (including the cessation of) this car allowance at any time.

d.

Financial Planning, Supplemental Life and Disability: You will be entitled to a Financial Planning allowance of up to $12,000, and Supplemental Executive Life and Supplemental Executive Disability Insurance, provided that the Company has the continuing right to make changes to (including the cessation of) the allowance and Insurance at any time.

e.	Executive Physical: You will be eligible to participate in the annual Executive Physical program.

f.

Senior Leadership Separation Pay Plan: You will be eligible for the RR Donnelley Senior Leadership Separation Pay Plan (the “SLSPP”). If your “Termination of Employment” (as such term is defined in the SLSPP) with the Company constitutes a “Qualifying Termination” under the SLSPP (which generally is defined as a Termination of Employment initiated by the Company without “Cause,” or by you for “Good Reason,” in each case as defined in the SLSPP), and you otherwise satisfy the terms and conditions of the SLSPP, including that you execute a general release and separation agreement (in each case, in a form determined by the Company), you will be eligible for “Severance Benefits” under, and subject to, the terms of the SLSPP. By signing this letter, you hereby waive any and all rights to any “Benefits” or “Separation Pay” under the RR Donnelley Separation Pay Plan or any prior agreement entered into between you and the Company.

3. Employment Relationship: It is agreed and understood that your employment with the Company is to be at will, which means that either you or Company may terminate the employment relationship at any time, with or without cause, and with or without notice to the other. You have read and understand this paragraph in making the decision to leave the employment of your present employer and to forego other job opportunities, if applicable.

4. Change in Control Benefits: If you experience a “Qualifying Termination” under the SLSPP and such termination occurs within a two-year period following a “Change in Control,” as defined in your Change in Control Agreement, the form and amount of your Severance Benefits under the SLSPP will be determined by the applicable provisions in your Change in Control Agreement with the Company.

You understand and acknowledge that you have received additional benefits that you previously did not receive from the Company, including opportunities to receive an increased severance and a change in control payment pursuant to the terms of the SLSPP and your Change in Control Agreement. You further agree that the opportunity for such additional benefits constitutes adequate consideration in exchange for your agreement to the restrictive covenants and the other terms and conditions in this letter, the SLSPP, and your Change in Control Agreement.

5. Noncompetition Obligation and Payment:

a.

Noncompetition:    In consideration of the covenants and agreements of the Company herein contained, the positions of trust and confidence you occupy and have occupied with the Company and/or its affiliates and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Termination of Employment for any reason, including a Termination of Employment initiated by the Company with or without Cause, and for, as determined by the Company in its sole discretion, twelve (12) or eighteen (18) months thereafter (such 12- or 18-month period, as determined by the Company in its sole discretion, the “Noncompetition Period”), you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director of an entity, or in any other individual or representative capacity, worldwide, engage in any business that is competitive with the business of the Company or any of its affiliates. You may, however, own stock or the rights to own stock in a company engaged in the business described in the immediately preceding sentence that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as the combined value of your holdings of stock and rights to own stock of such company do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors (or similar applicable governing body), or (ii) your W-2 wages from the Company and its affiliates for the most recently completed calendar year.

b.

Discretionary Waiver of Noncompetition Obligation by the Company: The parties hereto agree that the Company will have the unilateral right to waive your noncompetition obligations under Section 5(a) of this Agreement and that such waiver will relieve the Company of any obligation to provide you with a “Noncompetition Severance Benefit” as described in Section 5(c) of this Agreement. Unless the Company notifies you of its decision not to waive your noncompetition obligations under Section 5(a) of this Agreement within 5 (five) business days after the date of your Termination of Employment, the Company will be deemed to have elected to relieve you of your noncompetition obligations under Section 5(a) of this Agreement.

c.

Noncompetition Severance Benefit. If (1) you have a Termination of Employment with the Company and its affiliates, (2) such Termination of Employment is either not a “Qualifying Termination” (as such term is defined in the SLSPP) or is a “Qualifying Termination” (as such term is defined in the SLSPP) but you do not satisfy the condition set forth in Section 2.1(c) of the SLSPP to receive a Severance Benefit under the SLSPP based on a “Qualifying Termination,” and (3) the Company notifies you of its decision not to waive your noncompetition obligations under Section 5(a) of this Agreement pursuant to Section 5(b) of this Agreement and whether the Noncompetition Period will be for twelve (12) or eighteen (18) months, then the Company will pay you a “Noncompetition Severance Benefit.” For purposes of this Section 5(c), the “Noncompetition Severance Benefit” will be a total amount equal to twelve (12) months (if your Noncompetition Period is twelve (12) months) or eighteen (18) months (if your Noncompetition Period is eighteen (18) months) of your Total Monthly Compensation. Total Monthly Compensation means the sum of (i) your annual rate of base salary and (ii) your annual target bonus opportunity for one year, in each case, as of your Effective Date of Termination, divided by 12. The Noncompetition Severance Benefit will be payable in equal periodic installment payments over twelve (12) or eighteen (18) months, as applicable, in accordance with the Company’s regular payroll practices, beginning on the first practicable paydate following the date of your Termination of Employment; provided, however, that if any of these payments would otherwise be made to you on or after March 15 of the calendar year immediately following the calendar year during which your Termination of Employment occurs, the aggregate amount of any amounts remaining to be paid to you on the regular paydate immediately preceding such March 15, will be paid, in the form of a lump sum on such immediately preceding paydate. You further acknowledge and agree that the maximum potential financial obligation of the Company under this Section 5(c) is twelve (12) or eighteen (18) months, as applicable, of your Total Monthly Compensation in effect immediately before the date of your Termination of Employment. The Noncompetition Severance Benefit will be subject to all applicable taxes and withholdings. The payment to which you may be entitled pursuant to this Section 5(c) constitutes a “Noncompetition Severance Benefit” under the terms of, and as defined in, the SLSPP, and is subject to the limits set forth therein and the other provisions thereof. Except as set forth in this Section 5(c), no other amount will be payable under the SLSPP. Any dispute regarding the SLSPP, including this Noncompetition Severance Benefit and your eligibility therefor, will be determined under the terms of the SLSPP (including its claims and appeals procedures). You and the Company agree that the Company will not provide you with a “Noncompetition Severance Benefit” as described in Section 5(c) of this Agreement if the Company, in its sole discretion, waives your noncompetition obligations under Section 5(a) of this Agreement.

In the event a covenant in this letter covers the same subject matter of a provision contained in one or more other agreements between you and the Company, you agree that the provision containing the greatest enforceable time, territorial, and/or prohibited activity restriction(s) shall control.

If you have any questions regarding this letter, please contact Sheila Rutt directly.

Best Regards,

RR Donnelley

By:
[_______________]

Agreed to and accepted by:

[INSERT NAME] Date